Filed pursuant to Rule 424(b)(3)

File No. 333-277947

CASCADE PRIVATE CAPITAL FUND

SUPPLEMENT DATED DECEMBER 4, 2024

TO

PROSPECTUS DATED JULY 29, 2024

Effective immediately, the following changes are made to the Prospectus:

The following will be added to the last paragraph under the section entitled “Purchasing Shares” on page 55:

Investors may also buy Shares of the Fund through financial intermediaries and their agents that have made arrangements with the Fund and are authorized to buy Shares of the Fund (collectively, “Financial Intermediaries”). Orders will be priced at the appropriate price next computed after they are received by a Financial Intermediary and received by the Fund. A Financial Intermediary may hold Shares in an omnibus account in the Financial Intermediary’s name or the Financial Intermediary may maintain individual ownership records. The Fund may pay the Financial Intermediary for maintaining individual ownership records as well as providing other shareholder services. Financial Intermediaries may charge fees for the services they provide in connection with processing your transaction order or maintaining an investor’s account with them. Investors should check with their Financial Intermediary to determine if it is subject to these arrangements. Financial Intermediaries are responsible for placing orders correctly and promptly with the Fund and forwarding payment promptly. Orders transmitted with a Financial Intermediary before the close of regular trading (generally 4:00 p.m. Eastern Time) on a day that the NYSE is open for business, will be priced based on the Fund’s NAV per Share of that Class next computed after it is received by the Financial Intermediary. Investors may be charged a fee if they effect transactions through an intermediary, broker or agent.

The Fund has authorized one or more brokers to receive on its behalf purchase and repurchase orders. Such brokers are authorized to designate other intermediaries to receive purchase and repurchase orders on the Fund’s behalf. The Fund will be deemed to have received a purchase or repurchase order when an authorized broker, or if applicable, a broker’s authorized designee, receives the order. Customer orders will be priced at the Fund’s NAV next computed after they are received by an authorized broker or the broker’s authorized designee.

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PLEASE KEEP THIS SUPPLEMENT WITH YOUR PROSPECTUS FOR FUTURE REFERENCE